                                                                    EXHIBIT 11.1

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE (1)
                     (in thousands, except per share data)

                                                                                    Nine Months Ended
                                                          Year Ended June 30,           March 31,
                                                        ------------------------    -----------------
                                                          1993    1994    1995       1995      1996
                                                          ----    ----    ----       ----      ----
                                                                                       (unaudited)
Primary and Fully Diluted:
    Weighted average shares:
       Common                                            3,584    4,749    4,856     4,845     4,889
       Preferred                                                  1,110    2,459
    Common equivalent shares from stock options
       and warrants                                                 396      952
    Common and common equivalent shares pursuant
      to Staff Accounting Bulletin No. 83                1,361    1,361    1,361     1,361     1,361
                                                        ------   ------   ------   -------   -------

Shares used in per share calculation                     4,945    7,616    9,628     6,206     6,250
                                                        ======   ======   ======   =======   =======

Income (loss) before extraordinary items                $1,827   $  347   $1,647   $(1,356)  $(7,897)
Extraordinary items:
    Utilization of net operating loss carryforward       1,075
    Gain on debt restructuring, net of income taxes               1,320
                                                        ------   ------   ------   -------   -------
Net income (loss)                                       $2,902   $1,667   $1,647   $(1,356)  $(7,897)
                                                        ======   ======   ======   =======   =======

Income (loss) per share:
    Income (loss) before extraordinary items            $ 0.37   $ 0.05   $ 0.17   ($ 0.22)  ($ 1.26)
    Extraordinary items:
      Utilization of net operating loss carryforward      0.22
      Gain on debt restructuring, net of income taxes              0.17
                                                        ------   ------   ------   -------   -------
Net income (loss) per share                             $ 0.59   $ 0.22   $ 0.17   ($ 0.22)  ($ 1.26)
                                                        ======   ======   ======   =======   =======

(1) There is no difference between primary and fully diluted net income (loss) per share for all periods presented.